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                              CITRIX SYSTEMS, INC.
                                   EXHIBIT 11

                   Computation of Earnings (Losses) Per Share
                     (In Thousands, Except Per Share Data)
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                                          THREE MONTHS ENDED SEPTEMBER 30,   NINE MONTHS ENDED SEPTEMBER 30,
                                               1996              1995             1996             1995
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Historical:
 Primary and fully diluted:
     Average shares outstanding                  26,208            2,409           24,830            2,426
     Net effect of dilutive stock
        options based on the treasury
        stock method                              2,129                -            2,140                -
     Net effect of stock options
        granted within one year of
        initial public offering                       -              790                -              790
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Total                                            28,337            3,199           26,970            3,216
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Net income                                      $ 5,314           $  984          $11,784         $    466
Less Redeemable Convertible
   Preferred Stock accretion                          -          (22,357)               -          (34,535)
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Net income (loss) attributable
   to common shares                             $ 5,314         $ 21,373          $11,784         $(34,069)
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Per share amount                                $  0.19           $(6.68)         $  0.44          $(10.59)
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Supplementary:
 Primary and fully diluted:
    Average Shares outstanding                   26,208            2,409           24,830            2,426
    Net effect of dilutive stock
     options and warrants based on
     the treasury stock method                    2,129            1,393            2,140            1,585
    Effect of dilutive redeemable
     convertible preferred stock                      -           15,360                -           15,360
    Net effect of stock options
     granted within one year of
     initial public offering                          -              790                -              790
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Total                                            28,337           19,952           26,970           20,161
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Net income                                      $ 5,314         $    984          $11,784         $    466
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Supplementary per share amount                  $  0.19            $0.05          $  0.44            $0.02
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